EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-137026 and 333-157013 on Forms S-3 and Registration Statement Nos. 333-02733, 333-18391, 333-25587, 333-38396, 333-38398, 333-49725, 333-69305, 333-78173, 333-124256, 333-124257, 333-130566, 333-143916, 333-149989, 333-149993, and 333-156027 on Forms S-8 of our reports dated February 24, 2009, relating to the consolidated financial statements of Dominion Resources, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and the effectiveness of Dominion Resources, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 24, 2009